Exhibit 10.2

WORLD HEALTH ENERGY HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK, SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, World Health Energy Holdings, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

On April 24, 2020 the following resolution was duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), there hereby is created, out of the Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation authorized by the Corporation’s Certificate of Incorporation (“Preferred Stock”), Series B Preferred Stock, consisting of THREE MILLION EIGHT HUNDRED SEVENTY THOUSAND (3,870,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series B Preferred Stock are as follows:

1. Dividend Provisions. Subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, upon any payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, as and if declared by the Board of Directors, as if the Series B Preferred Stock had been converted into Common Stock.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the entire assets and funds of the Corporation shall be distributed to all holders of Common Stock and to each series of Preferred Stock, pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock into Common Stock)

(b) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

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(c) In any of the events specified in (b) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii) In the event the requirements of Section 2(c) are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; of

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv) hereof.

(d) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that time periods set forth in this paragraph may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

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3. Redemption. The Series B Preferred Stock shares are non- redeemable other than upon the mutual agreement of the Company and the holder of shares to be redeemed, and even in such case only to the extent permitted by this Certificate of Designation, the Corporation’s Certificate of Incorporation and applicable law.

4. Conversion. The holders of the Series B Preferred Stock, shall have conversion rights as follows (the “Conversion Rights”):

(a) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into 100,000 shares of Common Stock immediately upon the effectiveness of the next increase in the authorized Common Stock of the Corporation.

(b) Mechanics of Conversion. Before any holder pf Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock as herein provided, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Conversion Price Adjustments of Preferred Stock for Certain Splits and Combinations. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i) In the event the corporation should at any time or from time to time after the purchase date with respect to any share of Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series B Conversion Price, as the case may be, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 4(d)(iii) below.

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(ii) If the number of shares of Common Stock outstanding at any time after the purchase date of any shares of Series A Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iii) The following provisions shaft apply for purposes of this Section 4(d);

(A) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of Common Stock Equivalents (assuming the satisfaction of any conditions to convertibility or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

(B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion or exercise of such Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(C) Upon the termination or expiration of the convertibility or exercisability of any such Common Stock Equivalents, the Series A Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents which remain convertible or exercisable) actually issued upon the conversion or exercise of such Common Stock Equivalents.

(d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(c), then, in each such case for the purpose of this Section 4(e), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series AB Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation s but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

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(g) No Fractional Shares and Certificate as to adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compete such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion for share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holden thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights. The holder of each share of Series B Preferred Stock shall not have any voting rights.

6. Status of Converted Stock. Upon the conversion of the shares of Series B Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall be re-issuable by the corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its authorized officer the 24th day of April 2020.

WORLD HEALTH ENERGY HOLDINGS, INC.

By:	/s/ Giora Rozensweig
Name:	Giora Rozensweig
Title:	Interim Chief Executive Officer

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